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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Cerner Corporation:


We consent to the incorporation by reference in the Registration Statements (No. 333-93379, No. 33-56868, and No. 33-20155) on Form S-8 of Cerner Corporation of our report, dated March 14, 2003, relating to the statements of net assets available for participants of the Cerner Corporation Foundations Retirement Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for participants for the years then ended, and the related supplemental schedules of assets held for investment purposes and reportable transactions, which report is included herein.




                                  /s/ KPMG LLP

Kansas City, Missouri
June 27, 2003